Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577
FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9669	Wednesday, August 4, 2010
NACCO INDUSTRIES, INC. ANNOUNCES
SECOND QUARTER 2010 RESULTS
     Cleveland, Ohio, August 4, 2010 — NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $15.9 million, or $1.91 per diluted share, for the second quarter of 2010 on revenues of $598.8 million compared with consolidated net income for the second quarter of 2009 of $1.6 million, or $0.19 per diluted share, on revenues of $540.5 million.
     Net income for the second quarter and six months ended June 30, 2009 include earnings from discontinued operations of $0.3 million, after-tax, as a result of the December 29, 2009 sale of certain assets of North American Coal’s Red River Mining Company subsidiary. The attached financial statements and related 2009 financial information in this news release have been reclassified to reflect the Red River Mining Company operating results as discontinued operations.
NACCO and Subsidiaries Consolidated Second Quarter Highlights
     Key perspectives on NACCO’s second quarter results are as follows:
•	NACCO Materials Handling Group’s (“NMHG”) net income for the second quarter of 2010 was $7.3 million compared with a net loss of $3.1 million in 2009. Net income improved primarily due to an improvement in gross profit and a favorable change in income tax rates, partially offset by higher employee-related costs resulting from the partial restoration of compensation and benefits, which were reduced in 2009, and higher product liability expense in 2010 due to a smaller favorable adjustment in 2010 compared with 2009.

•	Hamilton Beach’s net income was $3.8 million in the second quarter of 2010 compared with net income of $4.7 million in 2009. The decline was primarily the result of higher employee-related costs resulting from the full restoration of compensation and benefits that were suspended in the first half of 2009, partially offset by lower product costs and sales of higher margin products.

•	Kitchen Collection’s net loss was $1.8 million in 2010 compared with a net loss of $1.7 million in 2009.

•	North American Coal’s second quarter 2010 net income of $11.3 million increased compared with income from continuing operations of $6.8 million in 2009 primarily due to income of $7.4 million, or $4.4 million after tax of $3.0 million, from the reimbursement of pre-development costs previously recognized by the company.

•	NACCO and Other, which includes the parent company operations, generated a net loss of $5.3 million for the second quarter of 2010 compared with a net loss of $1.4 million in 2009. The increase in the net loss is primarily the result of an increase in expenses related to litigation associated with the Company’s failed 2006 Applica transaction and an increase in employee-related expenses primarily as a result of the partial restoration of compensation and benefits, which were reduced in 2009.

     In addition, NACCO recorded in consolidating eliminations a $0.6 million interim tax benefit in the second quarter of 2010 compared with a $4.1 million interim tax provision in 2009.
     The Company reported consolidated net income for the six months ended June 30, 2010 of $27.6 million, or $3.31 per diluted share, on revenues of $1.2 billion. This compared with a consolidated net loss of $7.5 million, or $0.90 per share, on revenues of $1.1 billion for the first six months of 2009.
Detailed Discussion of Results
NMHG — Second Quarter Results
     NMHG reported net income of $7.3 million on revenues of $413.5 million for the second quarter of 2010 compared with a net loss of $3.1 million on revenues of $362.0 million for the second quarter of 2009. Operating profit was $9.8 million for the second quarter of 2010 compared with an operating loss of $1.7 million in 2009.
     Revenue increased 14 percent in the second quarter of 2010 compared with the second quarter of 2009 primarily as a result of an increase in units and parts volume in the Americas and the Europe, Middle East and Africa (“EMEA”) markets. This increase was partially offset by lower sales of higher-priced trucks, primarily in EMEA, and the sale of certain Australian operations in the first quarter of 2010 and during 2009. In the second quarter of 2010, worldwide new unit shipments increased to approximately 13,800 units from shipments of approximately 11,100 in the first quarter of 2010 and 9,900 units in the second quarter of 2009. Both units and parts continued a recent trend by improving over the immediately preceding quarter, as well as the prior year quarter. NMHG’s worldwide backlog was approximately 21,700 units at June 30, 2010 compared with approximately 16,900 units at March 31, 2010, 13,200 units at December 31, 2009 and 12,300 units at June 30, 2009.
     NMHG’s 2010 second quarter net income increased significantly compared with the second quarter of 2009 primarily as a result of a substantial increase in operating profit and a change in effective income tax rates. Operating profit increased $11.5 million primarily due to improved gross profit attributable to higher sales volumes and margins on both units and parts and lower manufacturing variances as a result of higher production levels in 2010. The improvement in operating profit was partially offset by an increase in employee-related expenses from the partial restoration of compensation and benefits, which were reduced in 2009, and higher product liability expense primarily due to a smaller favorable adjustment in 2010 compared with 2009. Finally, in the second quarter of 2010, the company had a reduction in the blended income tax rate compared with the second quarter of 2009 primarily as a result of a shift in the mix of jurisdictions where pre-tax results are projected for 2010 compared with 2009.
     For the six months ended June 30, 2010, NMHG reported net income of $15.3 million on revenues of $788.9 million compared with a net loss of $21.6 million on revenues of $751.1 million for the first six months of 2009.
NMHG — Outlook
     NMHG expects global market levels for units and parts volumes to improve significantly in the second half of 2010 compared with the second half of 2009. The Chinese market, in which NMHG is not a significant participant, has recovered to pre-recession levels and is expected to continue to grow. In NMHG’s largest market, the Americas, the Brazilian market also appears to be more robust than originally anticipated. Latin America and the critical North American markets appear to be improving, with moderate growth expected in these markets over the second half of 2010. Recovery is also anticipated to be stronger in Eastern Europe, the Middle East and Asia than in Western Europe, which is expected to be relatively flat in comparison with 2009. As a result, the company expects increases in bookings, unit shipment levels, backlog and parts sales in 2010 compared with 2009, with significant comparative increases each quarter over the prior year quarter.
     NMHG took several actions in late 2008 and during 2009 to respond to depressed market conditions. These included reductions in force, a plant closure in Italy, capital expenditure restraints, planned plant shutdowns, restrictions on travel and spending, suspension of incentive compensation and profit-sharing programs, wage freezes and salary and benefit reductions. A portion of the salary reductions and incentive compensation programs have been reinstated during 2010. As the industry continues to improve and financial results permit, the remaining salary reductions and incentive and other compensation components are expected to continue to be restored gradually. NMHG will continue to monitor its operations and expenditures closely and will make additional expense and margin adjustments as appropriate.
     NMHG anticipates further increases in material costs, particularly steel, in the second half of 2010. As a result, price increases were announced during the second quarter of 2010, which, in combination with additional increases if necessary, are expected over time to offset the effect of increased commodity costs.
     NMHG’s new electric-rider lift truck program and warehouse, internal combustion engine and big truck product development programs are progressing as planned. The new electric-rider lift truck program is bringing a full line of newly designed products to market. NMHG introduced the 2- to 3-ton four-wheel electric lift truck in Europe in early 2010 and the 1- to 2-ton three-wheel electric cushion-tire lift truck and 1- to 2-ton four-wheel electric pneumatic lift truck in the Americas during the second quarter of 2010. The company expects to launch three additional series of electric-rider lift trucks in 2011, two in the Americas and one in Europe. NMHG also introduced a new 5,000 pound base-model internal combustion engine lift truck aimed at the medium duty segment of the market in the Americas in July 2010. The remaining trucks in this series are expected to be completely rolled out by 2012. All of these new products are expected to help improve revenues and enhance operating margins. In the context of these new product introductions, the company will continue to focus on enhancing distribution effectiveness and capitalizing on its product cost position to gain additional market share.
     Overall, market improvements anticipated in the remainder of 2010 are expected to generate increased profitability in the second half of 2010. However, the third quarter is expected to be significantly lower than the second quarter of 2010 due to scheduled plant shutdowns and the sale of NMHG’s remaining European and Australian retail dealerships in July 2010. Cash flow before financing activities for 2010 is expected to be significant, but substantially lower than 2009 because the working capital reductions in 2009 related to lower business activity will not be repeated in 2010.
Hamilton Beach — Second Quarter Results
     Hamilton Beach reported net income of $3.8 million for the second quarter of 2010 on revenues of $103.3 million, compared with net income of $4.7 million for the second quarter of 2009 on revenues of $107.2 million. Operating profit was $7.8 million for the second quarter of 2010 compared with operating profit of $9.8 million in the second quarter of 2009.

     Revenues decreased four percent in the second quarter of 2010 compared with 2009 primarily due to lower average selling prices and lower unit sales volumes attributable to lower volumes in the U.S. and Canadian consumer retail markets, partially offset by increased unit sales volumes in the Mexican and Latin American consumer retail markets, as well as commercial markets. Favorable foreign currency movements caused by a strengthening Canadian dollar and Mexican peso also partially offset the revenue decline.
     Net income and operating profit declined in the second quarter of 2010 compared with the 2009 second quarter primarily due to higher employee-related expenses resulting from the full restoration of compensation and benefits that were suspended in the first half of 2009. The increase in selling, general and administrative expenses was partially offset by improved gross profit. Gross profit improved primarily due to lower product costs and sales of higher margin products, partially offset by lower average selling prices.
     For the six months ended June 30, 2010, Hamilton Beach reported net income of $7.2 million on revenues of $205.9 million compared with net income of $6.1 million on revenues of $201.4 million for the first six months of 2009.
Hamilton Beach — Outlook
     The small kitchen appliance market in which Hamilton Beach participates continues to recover and the company is moderately optimistic that markets for its consumer goods will strengthen further in the second half of 2010 compared with 2009. Accordingly, Hamilton Beach’s revenues for the second half of 2010 are expected to be higher than the second half of 2009, resulting in a moderate increase in revenues for the full year 2010 compared with 2009. However, while the market has shown improvement compared with 2009, the pace and sustainability of the upturn remains uncertain because consumers continue to struggle with financial concerns and high unemployment rates. If the company’s markets begin to deteriorate again, revenues could be adversely affected.
     Hamilton Beach continues to focus on strengthening its market position through product innovation, promotions and branding programs, together with appropriate levels of advertising for the company’s highly successful Brewstation® coffee maker and Stay-or-Go® slow cooker product lines. In the second half of 2010, Hamilton Beach expects to continue to introduce innovative products in several small appliance categories. In addition, in late 2010, the company expects to launch a line of Melitta-branded beverage appliances. As a result of these new products, as well as other new product introductions in the pipeline for 2010, Hamilton Beach anticipates increased placements and distribution at some retailers during the second half of 2010.
     Overall, full-year 2010 net income and cash flow before financing activities are currently expected to be strong but lower than 2009. Employee-related costs are expected to be higher in 2010 than in 2009 because compensation and benefit programs, which were partially suspended during 2009, have been fully restored. In addition, Hamilton Beach continues to monitor commodity costs and relative foreign currency relationships closely. The company expects increased transportation and product costs in the second half of 2010 and will work to mitigate these increased costs through optimizing product assortments and selective price increases when appropriate.
     Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing consumer-driven innovative products, improving efficiencies, reducing costs, gaining placements and pursuing additional strategic growth opportunities.

Kitchen Collection — Second Quarter Results
     Kitchen Collection reported a net loss of $1.8 million on revenues of $40.9 million for the second quarter of 2010 compared with a net loss of $1.7 million on revenues of $40.6 million for the second quarter of 2009.
     Kitchen Collection’s second quarter 2010 revenue was comparable to the second quarter of 2009. An increase in comparable store sales and sales at newly opened Kitchen Collection® and Le Gourmet Chef® stores was almost completely offset by the effect of closing primarily unprofitable Le Gourmet Chef® stores since June 30, 2009. The increase in store sales was primarily the result of an increase in the average sales transaction value at both the Kitchen Collection® and Le Gourmet Chef® stores as a result of improved product assortment and more effective merchandising, particularly at the Le Gourmet Chef® stores.
     At June 30, 2010, Kitchen Collection® operated 224 stores compared with 211 stores at June 30, 2009. Le Gourmet Chef® operated 66 stores at June 30, 2010 compared with 78 stores at June 30, 2009. At December 31, 2009, Kitchen Collection® and Le Gourmet Chef® operated 219 and 77 stores, respectively.
     For the six months ended June 30, 2010, Kitchen Collection reported a net loss of $3.6 million on revenues of $83.7 million compared with a net loss of $4.5 million on revenues of $80.3 million for the first six months of 2009.
Kitchen Collection — Outlook
     Consumer sentiment and spending levels continue to reflect financial concerns and high unemployment rates, resulting in a challenging retail environment. However, the outlet mall retail market remains less volatile than in early 2009. The company also expects to take advantage of opportunities to increase the number of temporary and seasonal stores in the latter half of 2010. As a result, Kitchen Collection expects full year revenue in 2010 to increase compared with 2009.
     The favorable sales trends that occurred in the reformatted Le Gourmet Chef® stores in the second half of 2009 and early 2010 are expected to continue in the second half of the year. In addition, the company plans to continue to refine its promotional offers and merchandise mix in the Le Gourmet Chef® stores to improve sales and margins. The opening of new stores, the renegotiation of leases and the company’s continuing program of closing underperforming stores are also expected to provide improved results in 2010. However, the company expects increased transportation costs in the second half of 2010 and will work to offset these increased costs through pricing and other actions as needed.
     Overall, Kitchen Collection anticipates a significant percentage increase in full-year net income for 2010 compared with 2009, primarily due to the results in the first half of 2010 and the current expected improvement in the market through the holiday season. Cash flow before financing activities is expected to be higher in 2010 than in 2009.
     Longer term, Kitchen Collection plans to focus on enhancing sales volumes through continued enhancements of its Kitchen Collection® and Le Gourmet Chef® store formats in response to consumer preferences. By strengthening its merchandise mix, store displays and appearance and optimizing store selling space, the company expects to generate sales growth. Kitchen Collection also expects to achieve store growth in both the Kitchen Collection® and Le Gourmet Chef® outlet and traditional mall store formats over the longer term while maintaining disciplined cost control. However, the company expects to continue to evaluate and close underperforming stores as needed.
North American Coal — Second Quarter Results
     North American Coal’s net income for the second quarter of 2010 was $11.3 million on revenues of $42.3 million compared with income from continuing operations of $6.8 million on revenues of $31.5 million for the second quarter of 2009.
     North American Coal’s coal and limerock deliveries for the second quarter of 2010 compared with the second quarter of 2009 are as follows:

	2010	2009
	(in millions)
Coal deliveries (tons)
Consolidated mines	1.5	1.7
Unconsolidated mines	5.9	6.4

Total coal deliveries	7.4	8.1

Limerock deliveries (cubic yards)	5.1	0.6

     Revenues increased in the second quarter of 2010 compared with the second quarter of 2009 primarily due to revenue of $7.6 million related to reimbursement from Mississippi Power Company for previously recognized costs for pre-development activities. Increased deliveries at the Florida dragline mining operations and an increase in royalty income also contributed to the increase in revenues.
     The improvement in the second quarter 2010 net income compared with 2009 income from continuing operations is mainly due to income of $7.4 million, or $4.4 million after tax of $3.0 million, related to the reimbursement from Mississippi Power Company. Excluding this income, second quarter 2010 net income was comparable to the second quarter of 2009, with lower income from the Mississippi Lignite Mining Company and the unconsolidated mines offset by an increase in income from the limerock mining operations.
     For the six months ended June 30, 2010, North American Coal reported net income of $19.4 million on revenues of $79.9 million compared with income from continuing operations of $17.6 million on revenues of $64.1 million for the first six months of 2009.
North American Coal — Outlook
     North American Coal expects steady performance at its coal mining operations in 2010 provided that customers achieve currently planned power plant operating levels. Overall, tons delivered at the coal mines in 2010 are expected to be comparable to 2009.
     Limerock deliveries are expected to be significantly higher in 2010 than in 2009. In early 2010, the U.S. Army Corps of Engineers issued new mining permits for North American Coal’s limerock customers in the Florida lake belt region where an unfavorable legal ruling set aside the customers’ previous mining permits. Although these quarries are back in production, production levels are expected to continue at moderate rates throughout the remainder of 2010 because of the continued depressed levels of the southern Florida housing and construction markets. Delivery levels are not expected to achieve the previously high levels of 2008.
     The company also provides mining services to four new mines that are expected to generate modest income during the second half of 2010. These mines, which are not consolidated with North American Coal, are in the development stage and will not be in full production for several years. During the second quarter, North American Coal finalized an agreement with Mississippi Power Company to provide approximately 4.2 million tons of lignite coal annually from its new Liberty Mine to the new Kemper County lignite coal-fired Integrated Gasification Combined Cycle (“IGCC”) power plant currently being built in Mississippi. The building of the power plant is still contingent on satisfying legal challenges to recent and future regulatory approvals. Initial deliveries are expected to commence in late 2013. North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in 2010. In particular, the company continues to move forward to gain a permit for its Otter Creek reserve in North Dakota in preparation for the expected construction of a new mine. The permit is anticipated to be issued late in the second half of 2010.
     Overall, North American Coal expects full year 2010 income from continuing operations to increase over 2009 income from continuing operations. Cash flow before financing activities in 2010 is expected to be significant, but down from 2009, when North American Coal sold the Red River Mining Company.
     North American Coal’s contract at the San Miguel Mine expires at the end of 2010. During the second quarter, the company responded to San Miguel Electric’s “Request for Proposal” to operate the mine beyond 2010 but was not selected. Beginning in the third quarter of 2010, North American Coal will begin planning for the transition of the mine operations to the new mining company. The company does not expect to incur significant costs as part of the wind-down of this contract. Under the current contract, revenues generated by the San Miguel Mine were $30 to $50 million per year, and were primarily for contractually reimbursable costs. Net income generated by the San Miguel Mine has been less than $1.0 million per year under the current contract.
     Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new coal mining projects, which include prospects for power generation, coal-to-liquids, coal gasification and other clean coal technologies. Furthermore, the company is encouraged that new international value-added mining services projects for coal and other aggregates may become available in addition to North American Coal’s current agreement to provide mining services in India. North American Coal also continues to pursue additional non-coal mining opportunities.
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Conference Call
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, August 5, 2010 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4209 (Toll Free) or (617) 213-4863 (International), Pass code: 88421794, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 12, 2010. The online archive of the broadcast will be available on the NACCO Industries website.
Non-GAAP and Other Measures
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.

     For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.
Forward-looking Statements Disclaimer
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, including the ability of NMHG’s dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (2) customer acceptance of pricing, (3) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (4) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (5) delays in, increased costs from or reduced benefits from restructuring programs, (6) customer acceptance of, changes in the costs of, or delays in the development of new products, (7) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (8) delays in manufacturing and delivery schedules, (9) bankruptcy of or loss of major dealers, retail customers or suppliers, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) dispositions of dealerships by NMHG and (13) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
     Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in, or unavailability of quality or cost effective, suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation and (12) the ability of Hamilton Beach and its customers and suppliers to access credit in the current economic and market environment.
     Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the uncertain economy or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products and (6) increased competition.
     North American Coal: (1) changes in tax laws or regulatory requirements, including changes in power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) changes in mining permit requirements that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers’ coal or limerock requirements, (5) weather or equipment problems that could affect coal or limerock deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal’s reserves, (7) costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures, (8) the outcome of legal challenges to the regulatory approvals necessary to construct the Liberty Mine and Kemper County IGCC Plant in Mississippi and (9) the ability to renew existing contracts on favorable terms or at all.
About NACCO
     NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliances, specialty retail and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, Inc. is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
		(In millions, except per share data)
Revenues	$598.8	$540.5	$1,156.4	$1,095.2
Cost of sales	475.7	447.7	927.6	916.5

Gross profit	123.1	92.8	228.8	178.7

Earnings of unconsolidated mines	9.5	9.8	20.0	20.3

Operating expenses
Selling, general and administrative expenses	104.8	88.3	198.8	186.3
Restructuring charges (reversals)	—	1.5	(1.9)	2.2
(Gain) loss on sale of assets	0.5	(0.5)	0.4	(2.2)

	105.3	89.3	197.3	186.3

Operating profit	27.3	13.3	51.5	12.7

Other income (expense)
Interest expense	(6.9)	(7.8)	(13.7)	(16.0)
Unsuccessful merger costs	(4.5)	(0.2)	(6.9)	(0.8)
Other	1.0	0.8	1.0	1.7

	(10.4)	(7.2)	(19.6)	(15.1)

Income (loss) before income taxes	16.9	6.1	31.9	(2.4)
Income tax provision	0.9	5.0	4.3	5.6

Income (loss) from continuing operations	16.0	1.1	27.6	(8.0)

Discontinued operations, net-of-tax	—	0.3	—	0.3

Net income (loss)	16.0	1.4	27.6	(7.7)
Net (income) loss attributable to noncontrolling interest	(0.1)	0.2	—	0.2

Net income (loss) attributable to stockholders	$15.9	$1.6	$27.6	$(7.5)

Amounts attributable to stockholders:
Income (loss) from continuing operations, net-of-tax	$15.9	$1.3	$27.6	$(7.8)
Discontinued operations, net-of-tax	—	0.3	—	0.3

Net income (loss) attributable to stockholders	$15.9	$1.6	$27.6	$(7.5)

Basic earnings (loss) per share attributable to stockholders:
Continuing operations	$1.91	$0.15	$3.32	$(0.94)
Discontinued operations	—	0.04	—	0.04

Basic earnings (loss) per share	$1.91	$0.19	$3.32	$(0.90)

Diluted earnings (loss) per share attributable to stockholders:
Continuing operations	$1.91	$0.15	$3.31	$(0.94)
Discontinued operations	—	0.04	—	0.04

Diluted earnings (loss) per share	$1.91	$0.19	$3.31	$(0.90)

Cash dividends per share	$0.5225	$0.5175	$1.0400	$1.0325

Basic weighted average shares outstanding	8.331	8.289	8.325	8.288
Diluted weighted average shares outstanding	8.338	8.294	8.334	8.288
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
		(In millions)
Revenues
NMHG	$413.5	$362.0	$788.9	$751.1
Hamilton Beach	103.3	107.2	205.9	201.4
Kitchen Collection	40.9	40.6	83.7	80.3
North American Coal	42.3	31.5	79.9	64.1
NACCO and Other	—	—	—	—
Eliminations	(1.2)	(0.8)	(2.0)	(1.7)

Total	$598.8	$540.5	$1,156.4	$1,095.2

Operating profit (loss)
NMHG	$9.8	$(1.7)	$20.1	$(14.3)
Hamilton Beach	7.8	9.8	15.2	14.2
Kitchen Collection	(2.9)	(2.6)	(5.8)	(6.9)
North American Coal	15.7	9.2	26.7	22.2
NACCO and Other	(3.1)	(1.5)	(4.8)	(2.6)
Eliminations	—	0.1	0.1	0.1

Total	$27.3	$13.3	$51.5	$12.7

Income (loss) from continuing operations before income taxes
NMHG	$7.2	$(5.4)	$13.5	$(22.3)
Hamilton Beach	5.8	7.6	11.4	10.0
Kitchen Collection	(3.0)	(2.8)	(6.0)	(7.1)
North American Coal	14.9	8.5	25.3	20.7
NACCO and Other	(8.0)	(1.9)	(12.4)	(3.8)
Eliminations	—	0.1	0.1	0.1

Total	$16.9	$6.1	$31.9	$(2.4)

Income (loss) from continuing operations attributable to stockholders
NMHG	$7.3	$(3.1)	$15.3	$(21.6)
Hamilton Beach	3.8	4.7	7.2	6.1
Kitchen Collection	(1.8)	(1.7)	(3.6)	(4.5)
North American Coal	11.3	6.8	19.4	17.6
NACCO and Other	(5.3)	(1.4)	(8.3)	(2.9)
Eliminations	0.6	(4.0)	(2.4)	(2.5)

Total	$15.9	$1.3	$27.6	$(7.8)

Discontinued operations, net-of-tax	$—	$0.3	$—	$0.3

Net income (loss) attributable to stockholders
NMHG	$7.3	$(3.1)	$15.3	$(21.6)
Hamilton Beach	3.8	4.7	7.2	6.1
Kitchen Collection	(1.8)	(1.7)	(3.6)	(4.5)
North American Coal	11.3	7.1	19.4	17.9
NACCO and Other	(5.3)	(1.4)	(8.3)	(2.9)
Eliminations	0.6	(4.0)	(2.4)	(2.5)

Total	$15.9	$1.6	$27.6	$(7.5)

(All amounts are subject to annual audit by our independent registered public accounting firm.)